Exhibit 99.2

Alpha-En corp elects Sam Pitroda as Chairman of the Board

Yonkers, New York 6/19/2018

alpha-En announced today the Sam Pitroda was elected to Chairman of the Board. He will take on these additional duties while continuing to serve in his current role as the CEO.

Page Feldman was also elected to the Board, she is known predominantly for her decade of work as the producer of Donald J. Trump’s show “the Apprentice”. She is joined by Vinder Sokhi, a technology entrepreneur, money manager and long term investor in alpha-Encorp. Their detailed Bio’s can be reviewed in the 8-K that was filed today.

Jerome I. Feldman, Executive Chairman commented: “As we continue to grow our Board we are thrilled to be able to attract talented individuals with diverse backgrounds and successful track records. It is important to add fresh ideas and visions to our Board so that we are prepared to face new challenges with creative solutions. I look very much forward to working with the expanded Board in my role as Executive Chairman.”